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Mr. Peter Katevatis                                    Arthur Anderson LLP
Chairman                                               501 Eisenhower Parkway
Mediscience Technology Corp.                           Roseland NJ  07068-1099
1235 Fokestone Way                                     Tel 973-403 6100
Cherry Hill,  New Jersey 08003




November 8, 2000


Dear Mr. Katevatis

This is to confirm that the client-auditor relationship between Mediscience Technology Corporation (Commission File Number 0-7405) and Arthur Andersen LLP has ceased.



Very truly yours,



/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP





Cc: SEC Office of the Chief Accountant